Exhibit 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-4 of Medical Resources, Inc. of our report dated March 22, 1994 appearing on page F-4 of Medical Resources, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the references to us under the headings "Experts" and "Selected Historical Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Historical Financial Data".


/s/ PRICE WATERHOUSE LLP


Morristown, New Jersey
July 25, 1996